Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of U.S. Concrete, Inc. of our report dated March 14, 2012, except for the effects of discontinued operations discussed in Note 3 and the changes in reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is March 8, 2013, relating to the financial statements of U.S. Concrete, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 8, 2013